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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

The Board of Directors
KEMET Corporation:

    We consent to incorporation by reference in the Registration Statement (No. 33-60092) on Form S-8 of KEMET Corporation of our report dated August 24, 2001 relating to the statements of net assets available for benefits of the KEMET Employees' Savings Plan at March 30, 2001 and 2000, and the related statements of changes in net assets available for benefits for the years then ended, as well as the related financial statement schedule, which report appears in the March 30, 2001 annual report on Form 11-K of the KEMET Employees' Savings Plan.

                      /s/ KPMG LLP
                      KPMG LLP

Greenville, South Carolina
September 25, 2001

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INDEPENDENT AUDITORS' CONSENT